Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2018 Results

LAS VEGAS, April 24, 2018 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been reclassified to reflect the full retrospective adoption of ASC 606, with no impact on operating income, net income or Adjusted Property EBITDA (1).

Operating revenues were $1.72 billion for the first quarter of 2018, an increase of 20.5%, or $291.8 million, from $1.42 billion for the same period of 2017. The increase was the result of increases of $213.5 million, $65.5 million and $12.8 million from Wynn Palace, Wynn Macau and our Las Vegas Operations, respectively.

On a U.S. generally accepted accounting principles ("GAAP") basis, net loss attributable to Wynn Resorts, Limited was $204.3 million, or $1.99 per diluted share, for the first quarter of 2018, compared to net income attributable to Wynn Resorts, Limited of $100.8 million, or $0.99 per diluted share, for the same period of 2017. The change was primarily due to the $463.6 million litigation settlement expense and a $69.3 million increase in the Redemption Note fair value to its principal amount, as further described below, partially offset by increases in our benefit for income taxes and operating income from Wynn Palace. Adjusted net income attributable to Wynn Resorts, Limited (2) was $237.0 million, or $2.30 per diluted share, for the first quarter of 2018, compared to $130.9 million, or $1.28 per diluted share, for the same period of 2017.

Adjusted Property EBITDA was $564.3 million for the first quarter of 2018, an increase of 32.0%, or $136.8 million, from $427.5 million for the same period of 2017, as a result of increases of $100.1 million, $28.7 million and $8.0 million from Wynn Palace, Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.75 per share, payable on May 29, 2018 to stockholders of record as of May 17, 2018, a 50% increase in our quarterly cash dividend from last quarter reflecting the ongoing strength and stability across our operations.

Macau Operations

Wynn Macau

Operating revenues from Wynn Macau were $618.2 million for the first quarter of 2018, an 11.9% increase from $552.7 million for the same period of 2017. Adjusted Property EBITDA from Wynn Macau was $209.8 million for the first quarter of 2018, a 15.9% increase from $181.1 million for the same period of 2017.

Casino revenues from Wynn Macau were $539.0 million for the first quarter of 2018, a 10.5% increase from $488.0 million for the same period of 2017. Table games turnover in VIP operations was $17.09 billion, a 28.6% increase from $13.28 billion for the first quarter of 2017. VIP table games win as a percentage of turnover was 2.61%, below the expected range of 2.7% to 3.0% and the 3.30% experienced in the first quarter of 2017. Table drop in mass market operations was $1.32 billion, a 16.4% increase from $1.14 billion for the first quarter of 2017. Table games win in mass market operations was $256.5 million, a 20.5% increase from $212.9 million for the first quarter of 2017. Table games win percentage in mass market operations was 19.4%, above the 18.7% experienced in the first quarter of 2017. Slot machine handle was $1.00 billion, a 17.1% increase from $856.7 million for the first quarter of 2017, while slot machine win increased 8.3% to $41.8 million.

Non-casino revenues from Wynn Macau were $79.2 million for the first quarter of 2018, a 22.3% increase from $64.7 million for the same period of 2017. Room revenues were $28.4 million for the first quarter of 2018, a 19.0% increase from $23.9 million for the same period of 2017. Average daily rate ("ADR") was $291, a 17.8% increase from $247 for the first quarter of 2017. Occupancy increased to 99.0% for the first quarter of 2018, from 95.7% for the same period of 2017. Revenue per available room ("REVPAR") was $288, a 21.5% increase from $237 for the first quarter of 2017.

Wynn Palace

Operating revenues from Wynn Palace were $665.8 million for the first quarter of 2018, a 47.2% increase from $452.3 million for the same period of 2017. Adjusted Property EBITDA from Wynn Palace was $211.9 million for the first quarter of 2018, an 89.4% increase from $111.9 million for the same period of 2017.

Casino revenues from Wynn Palace were $568.5 million for the first quarter of 2018, a 50.7% increase from $377.1 million for the same period of 2017. Table games turnover in VIP operations was $15.39 billion, a 39.3% increase from $11.04 billion for the first quarter of 2017. VIP table games win as a percentage of turnover was 2.60%, below the expected range of 2.7% to 3.0% and the 3.03% experienced in the first quarter of 2017. Table drop in mass market operations was $1.22 billion, a 58.1% increase from $770.0 million for the first quarter of 2017. Table games win in mass market operations was $310.2 million, an 85.0% increase from $167.6 million for the first quarter of 2017. Table games win percentage in mass market operations was 25.5%, above the 21.8% experienced in the first quarter of 2017. Slot machine handle was $1.06 billion, a 60.9% increase from $657.6 million for the first quarter of 2017, while slot machine win increased 64.4% to $55.8 million for the first quarter of 2018.

Non-casino revenues from Wynn Palace were $97.4 million for the first quarter of 2018, a 29.5% increase from $75.2 million for the same period of 2017. Room revenues were $40.4 million for the first quarter of 2018, a 37.9% increase from $29.3 million for the same period of 2017. ADR was $252, a 30.6% increase from $193 for the first quarter of 2017. Occupancy increased to 96.8% for the first quarter of 2018, from 95.6% for the same period of 2017. REVPAR was $244, a 31.9% increase from $185 for the first quarter of 2017.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $431.5 million for the first quarter of 2018, a 3.0% increase from $418.7 million for the same period of 2017. Adjusted Property EBITDA from our Las Vegas Operations was $142.6 million, a 6.0% increase from $134.6 million for the first quarter of 2017.

Casino revenues from our Las Vegas Operations were $134.6 million for the first quarter of 2018, an 8.0% increase from $124.7 million for the same period of 2017. Table games drop was $536.6 million, a 17.0% increase from $458.6 million for the first quarter of 2017. Table games win was $154.4 million, an 18.0% increase from $130.8 million for the first quarter of 2017. Table games win percentage was 28.8%, above the property’s expected range of 22% to 26% and the 28.5% experienced in the first quarter of 2017. Slot machine handle was $744.1 million, a 2.8% decrease from $765.9 million for the first quarter of 2017, while slot machine win decreased 0.9% to $49.3 million.

Non-casino revenues from our Las Vegas Operations were $296.8 million for the first quarter of 2018, a 0.9% increase from $294.1 million for the same period of 2017. Room revenues were $121.5 million for the first quarter of 2018, a 5.0% increase from $115.6 million for the same period of 2017. ADR was $340, a 7.6% increase from $316 for the first quarter of 2017. Occupancy decreased to 83.9% for the first quarter of 2018, from 85.5% for the same period of 2017. REVPAR was $285, a 5.2% increase from $271 for the first quarter of 2017. Food and beverage revenues increased 0.2%, to $125.8 million for the first quarter of 2018, compared to the same period of 2017. Entertainment, retail and other revenues decreased 6.3%, to $49.6 million for the first quarter of 2018, compared to the same period of 2017.

Wynn Boston Harbor Project in Massachusetts

The Company is currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.5 billion. As of March 31, 2018, we have incurred $1.38 billion in total project costs. We expect to open Wynn Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities as of March 31, 2018 were $2.16 billion.

Total debt outstanding at the end of the quarter was $9.36 billion, including $4.23 billion of Macau related debt, $3.10 billion of Wynn Las Vegas debt and $2.03 billion at the parent company and other.

On March 28, 2018, the Company entered into a credit agreement to provide for a 364-day term loan facility and borrowed the full amount available of $800 million (the "Bridge Facility"). On March 30, 2018, the Company used the net proceeds from the Bridge Facility, along with cash on hand and borrowings of $250.0 million under its Wynn America credit facilities to repay the $1.94 billion promissory note issued in connection with the redemption of all shares of the Company's stock held by Aruze USA, Inc. as of February 18, 2012 (the "Redemption Note") and to pay an additional amount of $463.6 million with respect to the claims related to the allegedly below-market interest rate of the Redemption Note.

On April 3, 2018, the Company completed a registered public offering (the "Equity Offering") of 5,300,000 newly issued shares of its common stock to Galaxy Entertainment Group Limited (or one of its affiliates) at a price of $175 per share for net proceeds of approximately $915.8 million, after deducting underwriting discounts and excluding the Company’s estimated offering expenses. The Company used the net proceeds from the Equity Offering to repay all amounts borrowed under the Bridge Facility, together with all interest accrued thereon, and intends to use the remaining net proceeds to repay certain other indebtedness of the Company.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on April 24, 2018 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On May 9, 2018, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended March 31, 2018 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted Property EBITDA” is net income (loss) before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, gain on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income (loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted net income attributable to Wynn Resorts, Limited” is net income (loss) attributable to Wynn Resorts, Limited before litigation settlement expense, pre-opening expenses, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, gain on extinguishment of debt, foreign currency remeasurement loss, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income (loss) and earnings (loss) per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income (loss) to Adjusted Property EBITDA, and (iii) net income (loss) attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Operating revenues:
Casino	$1,242,139	$989,740
Rooms	190,310	168,824
Food and beverage	172,222	164,533
Entertainment, retail and other	110,907	100,660
Total operating revenues	1,715,578	1,423,757
Operating expenses:
Casino	764,401	629,796
Rooms	63,197	60,767
Food and beverage	137,658	131,768
Entertainment, retail and other	48,030	47,065
General and administrative	169,585	159,962
Litigation settlement	463,557	—
(Benefit) provision for doubtful accounts	691	(4,166)
Pre-opening	10,345	5,779
Depreciation and amortization	136,357	139,820
Property charges and other	3,051	3,036
Total operating expenses	1,796,872	1,173,827
Operating income (loss)	(81,294)	249,930
Other income (expense):
Interest income	7,220	6,471
Interest expense, net of amounts capitalized	(98,227)	(98,262)
Change in interest rate swap fair value	—	(771)
Change in Redemption Note fair value	(69,331)	(15,847)
Gain on extinguishment of debt	2,329	—
Other	(9,220)	(6,106)
Other income (expense), net	(167,229)	(114,515)
Income (loss) before income taxes	(248,523)	135,415
Benefit (provision) for income taxes	111,045	(2,890)
Net income (loss)	(137,478)	132,525
Less: net income attributable to noncontrolling interests	(66,829)	(31,709)
Net income (loss) attributable to Wynn Resorts, Limited	$(204,307)	$100,816
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(1.99)	$0.99
Diluted	$(1.99)	$0.99
Weighted average common shares outstanding:
Basic	102,570	101,753
Diluted	102,570	102,069
Dividends declared per common share:	$0.50	$0.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income (loss) attributable to Wynn Resorts, Limited	$(204,307)	$100,816
Litigation settlement expense	463,557	—
Pre-opening expenses	10,345	5,779
Property charges and other	3,051	3,036
Change in interest rate swap fair value	—	771
Change in Redemption Note fair value	69,331	15,847
Gain on extinguishment of debt	(2,329)	—
Foreign currency remeasurement loss	9,220	6,106
Income tax impact on adjustments	(108,827)	668
Noncontrolling interests impact on adjustments	(3,068)	(2,139)
Adjusted net income attributable to Wynn Resorts, Limited	$236,973	$130,884
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$2.30	$1.28

Weighted average common shares outstanding - diluted	103,155	102,069

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$159,461	$—	$22,170	$768	$23,366	$1,864	$2,193	$209,822
Wynn Palace	119,471	—	64,424	1,027	24,225	1,452	1,312	211,911
Other Macau	(3,970)	—	1,106	9	—	2,690	165	—
Total Macau Operations	274,962	—	87,700	1,804	47,591	6,006	3,670	421,733
Las Vegas Operations	71,874	6	45,783	1,329	20,039	2,948	617	142,596
Corporate and Other (1)	(428,130)	10,339	2,874	(82)	(67,630)	479,612	3,017	—
Total	$(81,294)	$10,345	$136,357	$3,051	$—	$488,566	$7,304	$564,329

	Three Months Ended March 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$128,141	$—	$24,709	$715	$22,810	$2,858	$1,873	$181,106
Wynn Palace	24,871	—	64,595	98	18,671	2,385	1,236	111,856
Other Macau	(2,968)	—	1,131	—	—	1,677	160	—
Total Macau Operations	150,044	—	90,435	813	41,481	6,920	3,269	292,962
Las Vegas Operations	67,466	239	46,857	1,727	12,470	5,347	471	134,577
Corporate and Other	32,420	5,540	2,528	496	(53,951)	8,500	4,467	—
Total	$249,930	$5,779	$139,820	$3,036	$—	$20,767	$8,207	$427,539

(1) Corporate expense and other includes the litigation settlement expense of $463.6 million.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income (loss) attributable to Wynn Resorts, Limited	$(204,307)	$100,816
Net income attributable to noncontrolling interests	66,829	31,709
Litigation settlement	463,557	—
Pre-opening	10,345	5,779
Depreciation and amortization	136,357	139,820
Property charges and other	3,051	3,036
Corporate expense and other	25,009	20,767
Stock-based compensation	7,304	8,207
Interest income	(7,220)	(6,471)
Interest expense, net of amounts capitalized	98,227	98,262
Change in interest rate swap fair value	—	771
Change in Redemption Note fair value	69,331	15,847
Gain on extinguishment of debt	(2,329)	—
Other	9,220	6,106
(Benefit) provision for income taxes	(111,045)	2,890
Adjusted Property EBITDA	$564,329	$427,539

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	114	87
VIP turnover	$17,087,455	$13,284,764
VIP table games win (1)	$445,189	$438,912
VIP table games win as a % of turnover	2.61%	3.30%
Table games win per unit per day	$43,531	$56,041
Mass market:
Average number of table games	203	204
Table drop (2)	$1,322,815	$1,136,896
Table games win (1)	$256,481	$212,905
Table games win %	19.4%	18.7%
Table games win per unit per day	$14,042	$11,604
Average number of slot machines	939	886
Slot machine handle	$1,002,819	$856,683
Slot machine win (3)	$41,765	$38,554
Slot machine win per unit per day	$494	$484
Room statistics:
Occupancy	99.0%	95.7%
ADR (4)	$291	$247
REVPAR (5)	$288	$237

Wynn Palace:
VIP:
Average number of table games	115	91
VIP turnover	$15,385,833	$11,041,682
VIP table games win (1)	$399,891	$334,742
VIP table games win as a % of turnover	2.60%	3.03%
Table games win per unit per day	$38,533	$40,797
Mass market:
Average number of table games	211	211
Table drop (2)	$1,217,201	$770,018
Table games win (1)	$310,159	$167,627
Table games win %	25.5%	21.8%
Table games win per unit per day	$16,341	$8,840
Average number of slot machines	1,062	997
Slot machine handle	$1,058,096	$657,579
Slot machine win (3)	$55,785	$33,933
Slot machine win per unit per day	$584	$378
Room statistics:
Occupancy	96.8%	95.6%
ADR (4)	$252	$193
REVPAR (5)	$244	$185

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued) (unaudited)

	Three Months Ended March 31,
	2018	2017
Las Vegas Operations:
Average number of table games	238	236
Table drop (2)	$536,581	$458,596
Table games win (1)	$154,433	$130,846
Table games win %	28.8%	28.5%
Table games win per unit per day	$7,212	$6,149
Average number of slot machines	1,829	1,906
Slot machine handle	$744,133	$765,914
Slot machine win (3)	$49,264	$49,718
Slot machine win per unit per day	$299	$290
Room statistics:
Occupancy	83.9%	85.5%
ADR (4)	$340	$316
REVPAR (5)	$285	$271

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied. The prior period amount has been adjusted to reflect the full retrospective adoption of ASC 606.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available. The prior period amount has been adjusted to reflect the full retrospective adoption of ASC 606.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com